Exhibit 10.11

PEPSICO
AUTOMATIC RETIREMENT

CONTRIBUTION EQUALIZATION PLAN

Amended and Restated as of January 1, 2023

PepsiCo Automatic Retirement Contribution Equalization Plan
Table of Contents

ARTICLE I – FOREWORD	1
ARTICLE II – DEFINITIONS	2
ARC EQUALIZATION ACCOUNT; ACCOUNT	2
BENEFICIARY	2
CODE	2
COMPANY	2
DISTRIBUTION VALUATION DATE	2
EID PROGRAM	3
ELIGIBLE EMPLOYEE	3
EMPLOYEE	3
EMPLOYER	3
ERISA	3
EQUALIZED AUTOMATIC RETIREMENT CONTRIBUTION	4
GUIDING PRINCIPLES REGARDING BENEFIT PLAN COMMITTEE APPOINTMENTS	4
KEY EMPLOYEE	4
PARTICIPANT	6
PEPSICO ADMINISTRATION COMMITTEE OR PAC	6
PEPSICO INVESTMENT COMMITTEE OR PIC	7
PEPSICO ORGANIZATION	7
PLAN	8
PLAN ADMINISTRATOR	8
PLAN YEAR	8
RECORDKEEPER	8
SAVINGS PLAN	8
SECTION 409A	8
SEPARATION FROM SERVICE	8
UNITED STATES	10
VALUATION DATE	10
ARTICLE III – ELIGIBILITY AND PARTICIPATION	11
3.1 ELIGIBILITY TO PARTICIPATE	11
3.2 COMMENCEMENT OF PARTICIPATION	11
3.3 TERMINATION OF PARTICIPATION	11
3.4 AGREEMENTS NOT TO PARTICIPATE	11
ARTICLE IV – CONTRIBUTIONS	12
4.1 EQUALIZED AUTOMATIC RETIREMENT CONTRIBUTIONS	12
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4.2 MAXIMUM EQUALIZED AUTOMATIC RETIREMENT CONTRIBUTIONS	12
4.3 OFFSETS	13
ARTICLE V – PARTICIPANT ACCOUNTS	14
5.1 ACCOUNTING FOR PARTICIPANTS’ INTERESTS	14
5.2 INVESTMENT EARNINGS AND LOSSES	14
5.3 INVESTMENT OF ACCOUNTS	14
5.4 VESTING	16
5.5 PROHIBITED MISCONDUCT	16
ARTICLE VI – PAYMENT OF BENEFITS	20
6.1 DISTRIBUTION RULES GENERALLY	20
6.2 DISTRIBUTIONS UPON SEPARATION FROM SERVICE	20
6.3 DISTRIBUTIONS UPON DEATH	20
6.4 DELAY FOR KEY EMPLOYEES	22
6.5 VALUATION	22
6.6 ACTUAL PAYMENT DATE	22
ARTICLE VII – PLAN ADMINISTRATION	24
7.1 PLAN ADMINISTRATOR	24
7.2 ACTION	24
7.3 POWERS OF THE PLAN ADMINISTRATOR	24
7.4 COMPENSATION, INDEMNITY AND LIABILITY	26
7.5 WITHHOLDING	26
7.6 CONFORMANCE WITH SECTION 409A	27
ARTICLE VIII – CLAIMS PROCEDURE	28
8.1 CLAIMS FOR BENEFITS	28
8.2 APPEALS OF DENIED CLAIMS	28
8.3 LIMITATIONS ON ACTIONS	29
8.4 RESTRICTION ON VENUE	29
ARTICLE IX – AMENDMENT AND TERMINATION	30
9.1 AMENDMENT TO THE PLAN	30
9.2 TERMINATION OF PLAN	31
ARTICLE X – MISCELLANEOUS	32
10.1 LIMITATION ON PARTICIPANT RIGHTS	32
10.2 UNFUNDED OBLIGATION OF INDIVIDUAL EMPLOYER	32
10.3 OTHER BENEFIT PLANS	32
10.4 RECEIPT OR RELEASE	33
10.5 GOVERNING LAWS	33
10.6 ADOPTION OF PLAN BY RELATED EMPLOYERS	33
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10.7 RULES OF CONSTRUCTION	33
10.8 SUCCESSORS AND ASSIGNS; NONALIENATION OF BENEFITS	35
10.9 FACILITY OF PAYMENT	35
ARTICLE XI – ERISA PLAN STRUCTURE	36
11.1 EXCESS BENEFIT PLAN	36
11.2 EXCESS COMPENSATION TOP HAT PLAN	36
11.3 ALLOCATION OF BENEFITS AMONG PLANS	36
ARTICLE XII – SIGNATURE	37
APPENDIX A – MERGER OF PBG SUPPLEMENTAL SAVINGS PLAN	38
A.1 SCOPE	38
A.2 PROVISIONS APPLICABLE TO AMOUNTS EARNED UNDER PBG PLAN	38
APPENDIX B – GUIDING PRINCIPLES REGARDING BENEFIT PLAN	42
COMMITTEE APPOINTMENTS	42
B.1 SCOPE	42
B.2 GENERAL GUIDELINES	42
B.3 PAC GUIDELINES	42
B.4 PIC GUIDELINES	43
B.5 ADDITIONAL INFORMATION	43
B.6 ROLE OF THE GUIDELINES	43
APPENDIX ARTICLE C - PIRP TRANSFER PARTICIPANTS	44
C.1 SCOPE	44
C.2 DEFINITIONS RELATED TO PIRP TRANSFER PARTICIPANTS	44
C.3 BENEFIT FORMULA FOR PIRP TRANSFER PARTICIPANTS	46

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ARTICLE I – FOREWORD

PepsiCo, Inc. (the “Company”) established the PepsiCo Automatic Retirement Contribution Equalization Plan (the “Plan”) for the benefit of employees of the PepsiCo Organization who receive Automatic Retirement Contributions under the PepsiCo Savings Plan (the “Savings Plan”), and whose Automatic Retirement Contributions are affected by certain Code limitations. In particular, the Plan is designed to benefit eligible employees whose Automatic Retirement Contributions under the Savings Plan are curtailed by the limitation on compensation under Code section 401(a)(17) or the limitation on annual additions under Code section 415, or who have any other reductions in Automatic Retirement Contributions as a result of the employee’s deferrals under the PepsiCo Executive Income Deferral Program (the “EID Program).

The Plan was originally effective as of January 1, 2011. Also as of the beginning of the day on this date, the PBG Supplemental Savings Plan (the “PBG Plan”) merged with and into this Plan. Appendix A of this Plan sets forth special provision applicable to amounts that were earned under the PBG Plan.

The Plan is amended and restated effective as of January 1, 2023.

At all times, the Plan is unfunded and unsecured for purposes of the Code and ERISA. The benefits of an executive are an obligation of that executive’s individual employer. With respect to his or her employer, the executive has the rights of an unsecured general creditor.

ARTICLE II – DEFINITIONS

When used in this Plan, the following boldface terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

ARC Equalization Account; Account.

The unfunded, notional account maintained for a Participant on the books of the Participant’s Employer that indicates the dollar amount that, as of any time, is credited under the Plan for the benefit of the Participant. The balance in such account shall be determined by the Plan Administrator. The Plan Administrator may establish one or more subaccounts as it deems necessary for the proper administration of the Plan, and may also combine one or more subaccounts to the extent it deems separate subaccounts are not then needed for sound recordkeeping. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable subaccount that has been established thereunder.

Beneficiary.

The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Recordkeeper, to receive the amounts credited to the Participant’s ARC Equalization Account in the event of the Participant’s death in accordance with Section 6.3(c).

Code.

The Internal Revenue Code of 1986, as amended from time to time.

Company.

PepsiCo, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors.

Distribution Valuation Date.

The date as specified by the Plan Administrator from time to time as of which Participant ARC Equalization Accounts are valued for purposes of a distribution from a Participant’s Account. Currently, the Distribution Valuation Date for a Participant is the month end that occurs just after the event specified in Article VI that triggers the Participant’s distribution. Accordingly, if the trigger event occurs on December 30 of a year, the current Distribution Valuation Date is December 31 of that year, and if the trigger event occurs on December 31 of a year, the current Distribution Valuation Date is January 31 of the following year. Any current Distribution Valuation Date may be changed by the Plan Administrator, provided that such change does not result in a change in when deferrals are paid out that is impermissible under Section 409A. Values are determined as of the close of a Distribution Valuation Date or, if such date is not a business day, as of the close of the preceding business day.

EID Program.

The PepsiCo Executive Income Deferral Program.

Eligible Employee.

An Employee who is eligible to participate actively in the Plan in accordance with Section 3.1. An Employee’s status as an Eligible Employee shall be determined separately with respect to each payroll date.
Employee.

An individual who qualifies as an “Employee” as that term is defined in the Savings Plan.

Employer.

An entity that qualifies as an “Employer” as that term is defined in the Savings Plan.

ERISA.

Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

Equalized Automatic Retirement Contribution.

The contributions made to the Plan pursuant to Section 4.1.

Guiding Principles Regarding Benefit Plan Committee Appointments.

The guiding principles as set forth in Appendix B to be applied by the Chairs of the PAC and PIC when selecting the members of the PAC and PIC.

Key Employee.

The individuals identified in accordance with the following paragraphs.

(a)In General. Any Participant who at any time during the applicable year is:

(1)An officer of any member of the PepsiCo Organization having annual compensation greater than $215,000 (as adjusted for the applicable year under Code Section 416(i)(1));

(2)A five-percent owner of any member of the PepsiCo Organization; or

(3)A one-percent owner of any member of the PepsiCo Organization having annual compensation of more than $150,000.

For purposes of subsection (a) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers. For purposes of this Section, annual compensation means compensation as defined in Treasury Regulation section 1.415(c)-2(a), without regard to Treasury Regulation sections 1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g). The Plan Administrator shall determine who is a Key Employee in accordance with Code section 416(i) (provided, that Code section 416(i)(5) shall not apply in making such determination), and provided further than the applicable year shall be determined in accordance with Section 409A and that any modification or clarification of the foregoing definition that applies under Section 409A shall be taken into account (determined in accordance with Treasury Regulation section 1.419A-1(i), and giving effect to the default rules that apply under such regulation for determining the minimum number of a service recipient’s specified employees).

(b)Applicable Year. The Plan Administrator shall determine Key Employees effective as of the last day of each calendar year, based on compensation for such year, and such designation shall be effective for purposes of this Plan for the twelve-month period commencing on April 1st of the next following calendar year (e.g., the Key Employee determination by the Plan Administrator as of December 31, 2010 shall apply to the period from April 1, 2011 to March 31, 2012).

(c)Rule of Administrative Convenience. Notwithstanding the foregoing, the Plan Administrator shall apply the following rule of administrative convenience for determining Key Employees for purposes of complying with the six-month payment delay that is required under Section 409A of the Code with respect to such employees:

(1)From January 1, 2011 until March 31, 2011, an employee shall be a Key Employee (subject to paragraph (3) below) if he was classified as at least a Band 4 or its equivalent on December 31, 2009. For this purpose, an employee shall be considered to be at least a Band 4 or its equivalent as of a date if the employee is classified as one of the following types of employees in the PepsiCo Organization on that date: (i) a Band 4 employee or above in a PepsiCo Business, (ii) a Level E7 employee or above in a PBG Business, or (iii) a Salary Grade 19 employee or above at a PAS Business. For purposes of this paragraph, “PAS Business” means each employer, division of an employer or other organizational subdivision of an employer that the Company classifies as part of the PAS business; “PBG Business” means each employer, division of an employer or other organizational subdivision of an employer that the Company classifies as part of the PBG business; and “PepsiCo Business” means each employer, division of an employer or other organizational subdivision of an employer that the Company classifies as part of the PepsiCo business.

(2)For the twelve-month period that begins on April 1, 2011, and for each twelve-month period that begins on April 1 in subsequent years, an employee shall be a Key Employee (subject to paragraph (3) below) if the employee was an employee of the PepsiCo Organization who was classified as Band 4 (or Leadership Group 6) or above on the December 31 that immediately precedes such April 1.

(3)Notwithstanding paragraphs (1) and (2) above, an employee shall be a Key Employee for the 12-month period that begins on any April 1, if as of the preceding December 31 the employee would be a Key Employee under the provisions of subsection (a) above. If the preceding sentence and the methods for identifying Key Employees set forth in paragraph (1) or (2) above, taken together, would result in more than 200 individuals being counted as Key Employees as of any December 31 determination date, then the number of individuals treated as Key Employees pursuant to paragraph (1) or (2), who are not described in the first sentence of this paragraph (3), shall be reduced to 200 by eliminating from consideration those employees otherwise added by such subparagraph in order of their base compensation, from the lowest base compensation to the highest.

Participant.

An Employee (or former Employee) participating in the Plan in accordance with the provisions of Article III.

PepsiCo Administration Committee or PAC.

The committee that has the responsibility for the administration and operation of the Plan, as set forth in the Plan, as well as any other duties set forth therein (except that the PAC is not responsible for selecting or changing the phantom investment options available under the Plan which are the responsibility of the PIC). As of any time, the Chair of the PAC shall be the person who is then the Company’s Senior Vice President, Total Rewards, but if such position is vacant or eliminated, the Chair shall be the person who is acting to fulfill the majority of the duties of the position (or plurality of the duties, if no one is fulfilling a majority), as such duties existed immediately prior to the vacancy or the position elimination. The Chair shall appoint the other members of the PAC, applying the principles set forth in Appendix B and acting promptly from time to time to ensure that there are four other members of the PAC, each of whom shall have experience and expertise relevant to the responsibilities of the PAC. At least two times each year, the PAC shall prepare a written report of its significant activities that shall be available to any U.S.-based executive of the Company who is at least a senior vice president.

PepsiCo Investment Committee or PIC.

The committee that has the responsibility to select or change phantom investment options available under the Plan. As of any time, the Chair of the PIC shall be the person who is then the Company’s Senior Vice President, Finance and Treasurer, but if such position is vacant or eliminated, the Chair shall be the person who is acting to fulfill the majority of the duties of the position (or plurality of the duties, if no one is fulfilling a majority), as such duties existed immediately prior to the vacancy or the position elimination. The Chair shall appoint the other members of the PIC, applying the principles set forth in Appendix B and acting promptly from time to time to ensure that there are four other members of the PIC, each of whom shall have experience relevant to the responsibilities of the PIC. At least two times each year, the PIC shall prepare a written report of its significant activities that shall be available to any U.S.-based executive of the Company who is at least a senior vice president.
PepsiCo Organization.

The controlled group of organizations of which the Company is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the PepsiCo Organization only during the period it is one of the group of organizations described in the preceding sentence.

Plan.

The PepsiCo Automatic Retirement Contribution Equalization Plan, the plan set forth herein, as it may be amended and restated from time to time.

Plan Administrator.

The PAC, or its delegate or delegates. The Plan Administrator shall have authority to administer the Plan as provided in Article VII, except that the PIC shall have the authority under Section 7.3(h) to select or change phantom investment options available under the Plan.
Plan Year.

The 12-consecutive month period beginning on January 1 and ending on the following December 31 of the same calendar year.

Recordkeeper.

For any designated period of time, the party that is delegated the responsibility, pursuant to the authority granted in the definition of Plan Administrator, to maintain the records of Participant Accounts, process Participant transactions and perform other duties in accordance with any procedures and rules established by the Plan Administrator.

Savings Plan.

The PepsiCo Savings Plan, as it may be amended from time to time.

Section 409A.

Section 409A of the Code.

Separation from Service.

A Participant’s separation from service with the PepsiCo Organization, within the meaning of Section 409A(a)(2)(A)(i). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning. Notwithstanding the preceding sentence, a Participant’s transfer to an entity owned 20% or more by the Company will not constitute a Separation of Service to the extent permitted by Section 409A. The following principles shall generally apply in determining when a Separation from Service occurs:

(a)A Participant separates from service with the Company if the Employee has a termination of employment with the Company other than for death. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Employee provided services to the Company if the Employee has been providing services for less than 36 months).

(b)An Employee will not be deemed to have experienced a Separation from Service if such Employee is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract. If the period of leave exceeds six months and the individual does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period. In the case of such a disability leave of absence, a Separation from Service shall occur on the earlier of the date that the Participant has reached 29 continuous months of disability leave of absence or the date that the Participant formally resigns his employment with the Employer and the PepsiCo Organization.

(c)If an Employee provides services both an as employee and as a member of the Board of Directors of the Company, the services provided as a Director are generally not taken into account in determining whether the Employee has Separated from Service as an Employee for purposes of the Plan, in accordance with final regulations under Section 409A.

United States.

Any of the 50 states, the District of Columbia, and the U.S. Virgin Islands.

Valuation Date.

Each business day, as determined by the Recordkeeper, as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed.

ARTICLE III – ELIGIBILITY AND PARTICIPATION

3.1Eligibility to Participate.

Subject to Section 3.4, an Employee shall be eligible to participate actively in the Plan as of any payroll date if he or she is an ARC Eligible Employee under the Savings Plan and his or her Automatic Retirement Contributions for such payroll date under the Savings Plan are: (i) reduced by application of a limitation set forth in either Code section 401(a)(17) or 415; (ii) otherwise reduced as a result of the Employee’s deferrals under the EID Program; or (iii) affected as described in both (i) and (ii).

3.2Commencement of Participation.

An Eligible Employee shall become a Participant in this Plan as of the first payroll date an Equalized Automatic Retirement Contribution is allocated to his or her Account as provided in Section 5.1.

3.3Termination of Participation.

An Employee who becomes a Participant under the Plan shall cease to be a Participant on the date his or her Account is fully distributed as provided in Article VI.

3.4Agreements Not to Participate.

The eligibility provisions of this Article III will be subject to any other documents that constitute part of an agreement between the Company and an Employee that limits or bars the Employee’s participation in this Plan. An agreement that is otherwise described in the preceding sentence shall not limit or bar an Employee’s participation in this Plan for the period before the earliest date such agreement may apply without violating the restrictions on elections under Section 409A.

ARTICLE IV – CONTRIBUTIONS

4.1Equalized Automatic Retirement Contributions.

As of each payroll date for which an Employee is an Eligible Employee, the Employer shall make an Equalized Automatic Retirement Contribution to the ARC Equalization Account of such Eligible Employee. Subject to Section 4.2 below, the amount of each Equalized Automatic Retirement Contribution shall equal –

(a)The Eligible Employee’s Total Automatic Retirement Contribution for such payroll date, reduced by

(b)The amount of the Automatic Retirement Contribution to which the Eligible Employee is entitled under the Savings Plan for the same payroll date.

An Eligible Employee’s “Total Automatic Retirement Contribution” is determined in the same way the Eligible Employee’s Automatic Retirement Contribution is required to be determined as of such payroll date under the Savings Plan, but with the following modifications: (i) the limitation on compensation imposed by Code section 401(a)(17), as otherwise applied by the terms of the Savings Plan, shall be disregarded, (ii) the limitation on annual additions imposed by Code section 415, as otherwise applied by the terms of the Savings Plan, shall be disregarded, and (iii) any exclusion, which is then in effect of amounts deferred by the Eligible Employee under the EID Program from his or her Eligible Pay under the Savings Plan shall be disregarded. The three modifications in the preceding sentence shall be applied so that they do not result in any duplication (e.g., the provisions of (iii) above shall not result in an amount of Total Automatic Retirement Contribution to the extent such amount is provided by (ii) above).

4.2Maximum Equalized Automatic Retirement Contributions.

(a)    An Eligible Employee’s Equalized Automatic Retirement Contributions with respect to Plan Years beginning on or after January 1, 2023 shall not be limited by the Code section 401(a)(17) limit.
(b)    For Plan Years beginning prior to January 1, 2023, an Eligible Employee ceased having Equalized Automatic Retirement Contributions made to his or her ARC Equalization Account during any Plan Year as necessary to ensure that the sum of his or her Equalized Automatic Retirement Contributions under this Plan and Automatic Retirement Contributions under the Savings Plan (collectively, the “Aggregate Employer Contributions”) equal or do not exceed the Code section 401(a)(17) limit in effect for such Plan Year. An Eligible Employee’s Equalized Automatic Retirement Contribution for a payroll date were reduced to comply with this Section by taking into account all Aggregate Employer Contributions, payable for all prior payroll dates in the Plan Year, and Automatic Retirement Contributions under the Savings Plan payable for the current payroll date.

4.3Offsets.

Notwithstanding an Eligible Employee’s rights under Section 4.1 (or a Participant’s rights under Articles V and VI), the Company may reduce the amount of any payment or benefit that is or would become payable to or on behalf of an Eligible Employee or Participant by the amount of any obligation of the Eligible Employee or Participant to the Company that is or becomes due and payable, provided that (a) the obligation of the Eligible Employee or Participant to the Company was incurred during the employment relationship, (b) the reduction may not exceed the amount allowed under Section 409A and Treasury Regulation section 1.409A-3(j)(4)(xiii), and (c) the reduction is made at the same time and in the same amount as the obligation otherwise would have been due and collectable from the Employee or Participant. Consistent with this, appropriate reductions may be made in (i) the Equalized Automatic Retirement Contributions that otherwise would be provided to the Eligible Employee under Section 4.1, (ii) the balance in the Participant’s Account under Article V, or (iii) the Participant’s distributions under Article VI. The application of this Section 4.2 is solely in the independent discretion of the Company.

ARTICLE V – PARTICIPANT ACCOUNTS

5.1Accounting for Participants’ Interests.

Equalized Automatic Retirement Contributions shall be credited to a Participant’s ARC Equalization Account at the same time that the Participant’s Automatic Retirement Contributions under the Savings Plan are required to be allocated to the Participant’s Profit-Sharing Account under the Savings Plan (or as soon as administratively practicable thereafter). A Participant’s ARC Equalization Account is a bookkeeping device to track the notional value of the Participant’s Equalized Automatic Retirement Contributions (and his or her Employer’s liability therefor). No assets shall be reserved or segregated in connection with any ARC Equalization Account, and no ARC Equalization Account shall be funded, insured or otherwise secured.

5.2Investment Earnings and Losses.

As of each Valuation Date, a Participant’s ARC Equalization Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to his or her ARC Equalization Account had actually been invested as directed by the Participant in accordance with this Article. The Plan provides only for “phantom investments,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s ARC Equalization Account and the amount of his or her Employer’s liability to make deferred payments to or on behalf of the Participant.

5.3Investment of Accounts.

(a)In General. A Participant’s Equalized Automatic Retirement Contributions shall be invested on a phantom basis among the investment options that are available for Automatic Retirement Contributions under the Savings Plan from time to time, unless otherwise determined by the PIC. The PIC may discontinue any phantom investment option with respect to some or all Accounts, and it may provide rules for transferring a Participant’s phantom investment from the discontinued option to a specified replacement option (unless the Participant selects another replacement option in accordance with procedures established by the Plan Administrator for this purpose).

(b)Investment and Reinvestment Elections. The Participant’s Equalized Automatic Retirement Contribution for a payroll date shall be invested on a phantom basis in the investment options and in the proportions specified by the Participant in accordance with rules applied by the Plan Administrator. Such rules shall be based on those that apply for purposes of Automatic Retirement Contributions under the Savings Plan as of such payroll date, except as otherwise provided for by the Plan Administrator. To the extent a Participant does not specify an investment option for an Equalized Automatic Retirement Contribution, the rules for default investments that are in effect under the Savings Plan as of such payment date shall apply. In addition, a Participant shall have the same right to change the investment of the Participant’s future Equalized Automatic Retirement Contributions and to reinvest the balance of his or her ARC Equalization Account as the Participant has for his or her Automatic Retirement Contributions and the account or subaccount that holds such contributions under the Savings Plan, except as otherwise provided for by the Plan Administrator.

(c)Phantom Investment Options. The Plan’s phantom investment options shall be described in materials provided to Participants from time to time. Any of these phantom investment options shall be administered under procedures implemented from time to time by the Plan Administrator. Unless otherwise specified in these materials or procedures, in the case of any such phantom investment option that is based on a unitized fund, an amount deferred or transferred into such option is converted to phantom units in the applicable fund of equivalent value by dividing such amount by the NAV of a unit in such fund on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. Thereafter, a Participant’s interest in each such phantom option is valued as of a Valuation Date (or a Distribution Valuation Date) by multiplying the number of phantom units credited to his or her ARC Equalization Account on such date by the NAV of a unit in such fund on such date.

5.4Vesting.

A Participant shall be fully vested in, and have a nonforfeitable right to, the Participant’s ARC Equalization Account at the time the Participant becomes fully vested in his or her ARC Account under the Savings Plan. Notwithstanding the prior sentence, the following special rules shall apply:
(a)The crediting of Equalized Automatic Retirement Contributions pursuant to this Plan (including the crediting of related earnings on such credits) shall not in any way exempt the Equalized Automatic Retirement Contributions and related earnings from the full application of the Company’s clawback and other forfeiture and recovery policies (“Clawback Policies”), as they are in effect from time to time. Accordingly, a Participant’s Account shall be subject to forfeiture (and if paid out, to recovery) to the extent determined to be appropriate by the Plan Administrator to give full effect to these Clawback Policies. Section 5.5 shall not be construed to reduce or impair the forfeiture and recovery rights provided by this Section 5.4.
(b)If a Participant’s period of Service (as determined under the Savings Plan for purposes of vesting) would extend beyond the Participant’s Separation from Service date because of a leave of absence, the Plan Administrator may provide for determining the Participant’s nonforfeitable right to his or her ARC Equalization Account by projecting the Participant’s total period of Plan Service to include some or all of the Participant’s leave of absence period.

5.5Prohibited Misconduct.

(a)Notwithstanding any other provision of this Plan to the contrary, if the Plan Administrator determines that a Participant has engaged in Prohibited Misconduct at any time prior to the second anniversary of his or her Separation from Service, the Participant shall forfeit all Equalized Automatic Retirement Contributions and any net earnings or gains (whether paid previously, being paid currently or payable in the future), and his or her ARC Equalization Account shall be adjusted to reflect such forfeiture and previously paid Equalized Automatic Retirement Contributions and net earnings or gains shall be recovered. Section 5.4 shall not be construed to reduce or impair the forfeiture rights provided by this Section 5.5, but the Plan Administrator shall have the authority to reduce the forfeitures that would apply under this Section to the extent necessary to avoid an inappropriate duplication (determined in the Plan Administrator’s sole discretion) of the forfeitures applicable under Section 5.4(a).

(b)Any of the following activities engaged in, directly or indirectly, by a Participant shall constitute Prohibited Misconduct:

(1)The Participant accepting any employment, assignment, position or responsibility, or acquiring any ownership interest, which involves the Participant’s “Participation” (as defined below) in a business entity that markets, sells, distributes or produces “Covered Products” (as defined below), unless such business entity makes retail sales or consumes Covered Products without in any way competing with the PepsiCo Organization.

(2)The Participant, directly or indirectly (including through someone else acting on the Participant’s recommendation, suggestion, identification or advice), soliciting any PepsiCo Organization employee to leave the PepsiCo Organization’s employment or to accept any position with any other entity.

(3)The Participant using or disclosing to anyone any confidential information regarding the PepsiCo Organization other than as necessary in his or her position with the PepsiCo Organization. Such confidential information shall include all non-public information the Participant acquired as a result of his or her positions with the PepsiCo Organization, which might be of any value to a competitor of the PepsiCo Organization, or which might cause any economic loss or substantial embarrassment to the

PepsiCo Organization or its customers, bottlers, distributors or suppliers if used or disclosed. Examples of such confidential information include non-public information about the PepsiCo Organization’s customers, suppliers, distributors and potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; its financial data; and its plans and strategies.

(4)The Participant engaging in any acts that are considered to be contrary to the PepsiCo Organization’s best interests, including violating the Company’s Code of Conduct, engaging in unlawful trading in the securities of the Company or of any other company based on information gained as a result of his or her employment with the PepsiCo Organization, or engaging in any other activity which constitutes gross misconduct.

(5)The Participant engaging in any activity that constitutes fraud.

Notwithstanding anything contained in the Plan or in any other confidentiality provision to which the Participant may be subject as a result of the Participant’s employment with the Company, nothing shall prohibit the Participant from, without notice to the Company, communicating with government agencies, providing information to government agencies, participating in government agency investigations, filing a complaint with government agencies, or testifying in government agency proceedings concerning any possible legal violations or from receiving any monetary award for information provided to a government agency.. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege. Further, notwithstanding any confidentiality provision to which the Participant may be subject, pursuant to the Defend Trade Secrets Act, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii)

solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

For purposes of this subsection, “Participation” shall be construed broadly to include: (i) serving as a director, officer, employee, consultant or contractor with respect to such a business entity; (ii) providing input, advice, guidance or suggestions to such a business entity; or (iii) providing a recommendation or testimonial on behalf of such a business entity or one or more products it produces. For purposes of this subsection, “Covered Products” shall mean any product that falls into one or more of the following categories, so long as the PepsiCo Organization is producing, marketing, selling or licensing such product anywhere in the world: in-home and commercial beverage systems, carbon dioxide gas cylinders, carbon dioxide gas refills, consumables, and ready-to-drink beverages, including without limitation, carbonated soft drinks, tea, water, juices, juice drinks, juice products sports drinks, coffee drinks, alcoholic beverages, and energy drinks; dairy products; snacks, including salty snacks, fruit and vegetable snacks, dips and spreads, sweet snacks, meat snacks, granola, nutrition and cereal bars, and cookies; hot cereals and ready-to-eat cereals; pancake mixes and pancake syrup; grain-based food products; pasta products; sports performance nutrition products, including without limitation, energy, protein, carbohydrate, nutrition and meal replacement chews, bars, powders, gels, drinks or drink mixes; or any product or service that the Participant had reason to know was under development by the PepsiCo Organization during the Participant’s employment with the PepsiCo Organization.

ARTICLE VI – PAYMENT OF BENEFITS

6.1Distribution Rules Generally.

A Participant’s ARC Equalization Account shall be distributed based upon first to occur of a Participant’s Separation from Service or death, as provided in Sections 6.2 and 6.3, respectively. If a Participant becomes re-employed and entitled to another distribution after the occurrence of one of the foregoing distribution events, the rules of this Article shall apply separately to the balance in the Participant’s ARC Equalization Account that relates to the later period of employment. In no event shall any portion of a Participant’s ARC Equalization Account be distributed earlier or later than is allowed under Section 409A. All distributions shall be made in a single lump sum cash payment.

6.2Distributions Upon Separation from Service.

If a Participant’s ARC Equalization Account becomes distributable based upon his or her Separation from Service, such distribution shall be made in a single lump sum payment on the first day of the month that immediately follows the Participant’s Distribution Valuation Date, subject to Section 6.4 below (Delay for Key Employees).

6.3Distributions Upon Death.

(a)If a Participant’s ARC Equalization Account becomes distributable based upon the Participant’s death, such distribution shall be distributed in a single lump sum payment on the first day of the month that immediately follows the Participant’s Distribution Valuation Date.

(b)Amounts paid following a Participant’s death shall be paid to the Participant’s Beneficiary; provided, however, that if no designation is in effect at the time of a Participant’s death (as determined by the Plan Administrator), or if all persons designated as Beneficiaries have predeceased the Participant, then the payments to be made pursuant to this Section shall be distributed to the Participant’s Eligible Spouse or Eligible Domestic Partner (each as defined below), if living; otherwise in equal shares to any surviving children of the Participant; otherwise to the Participant’s estate. The Plan Administrator shall determine a Participant’s

“Eligible Spouse” based on the state or local law where the Participant has his or her primary residence at the time of death, and shall determine a Participant’s “Eligible Domestic Partner” under the definition and rules that apply to death benefits under the PepsiCo Savings Plan. The Plan Administrator is authorized to make any applicable inquires and to request any documents, certificates or other information that it deems necessary or appropriate in order to make the above determinations.

(c)A Participant may designate (in a manner authorized by the Plan Administrator) one or more Beneficiaries to receive payment, in the event of his or her death, of the amounts credited to his or her ARC Equalization Account; provided that, to be effective, any Beneficiary designation must be in writing, signed by the Participant, and must meet such other standards (including any requirement for spousal consent) that the Plan Administrator or Recordkeeper shall require from time to time. The Beneficiary designation must also be filed with the Recordkeeper prior to the Participant’s death, as determined by the Plan Administrator. An incomplete Beneficiary designation, as determined by the Recordkeeper or Plan Administrator, shall be void and of no effect. A Beneficiary designation of an individual by name remains in effect regardless of any change in the designated individual’s relationship to the Participant. Any Beneficiary designation submitted to the Recordkeeper that only specifies a Beneficiary by relationship shall not be considered an effective Beneficiary designation and shall be void and of no effect. If more than one Beneficiary is specified and the Participant fails to indicate the respective percentage applicable to two or more Beneficiaries, then each Beneficiary for whom a percentage is not designated will be entitled to an equal share of the portion of the ARC Equalization Account (if any) for which percentages have not been designated. At any time, a Participant may change a Beneficiary designation for his or her ARC Equalization Account in a writing that is signed by the Participant and filed with the Recordkeeper prior to the Participant’s death, and that meets such other standards as the Plan Administrator shall require from time to time. An individual who is otherwise a beneficiary with respect to a Participant’s ARC Equalization Account ceases to be

Beneficiary with respect to a Participant’s ARC Equalization Account ceases to be a Beneficiary when all payments have been made from the ARC Equalization Account.
(d)Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Plan Administrator at least 14 days before any such amount is actually distributed by the Plan. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator or any other party acting for one or more of them.

6.4Delay for Key Employees.

(a)If the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then the time of payment based on Separation from Service shall be determined under the provisions of Section 6.2 as if the Distribution Valuation Date were the Valuation Date that is six months after the Distribution Valuation Date that would otherwise apply.

(b)Notwithstanding subsection (a) above, distribution in accordance with Section 6.3 or Section 6.4 shall be given priority over distribution in accordance with this Section if it would result in an earlier commencement date of the Participant’s distribution.

6.5Valuation.

In determining the amount of any individual distribution pursuant to this Article, the Participant’s ARC Equalization Account shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Valuation Date that is used in determining the amount of the distribution under this Article.

6.6Actual Payment Date.

An amount payable on a date specified in this Article VI shall be paid no later than the later of (a) the end of the calendar year in which the specified date occurs, or (b) the 15th day of the third calendar month following such specified date. In no event shall the

Participant (or Beneficiary) be permitted to designate the taxable year of the payment. The payment date may be delayed further in accordance with one or more applicable special rules under Section 409A that permit such later payment (for example, in the event of a bona fide dispute that meets the requirements of Treasury Regulation section 1.409A-3(g)).

ARTICLE VII – PLAN ADMINISTRATION

7.1Plan Administrator.

The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator. Any such delegation shall state the scope of responsibilities being delegated and is subject to Section 7.06 below.

7.2Action.

Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Law Department determines are legally permissible.

7.3Powers of the Plan Administrator.

The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the following:

(a)To exercise its discretionary authority to construe, interpret, and administer this Plan;

(b)To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;

(c)To compute and certify to the Employers the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d)To authorize all disbursements by the Employer pursuant to this Plan;

(e)To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

(f)To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g)To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h)To establish or to change the phantom investment options or arrangements under Article V;

(i)To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

(j)Notwithstanding any other provision of this Plan except Section 7.6 (relating to compliance with Section 409A), the Plan Administrator or the Recordkeeper may take any action the Plan Administrator deems is necessary to assure compliance with any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include altering the effective date of intra- fund transfers or the distribution date of Participant’s Accounts. Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

7.4Compensation, Indemnity and Liability.

The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Employers. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Employers. No member of the PAC (which serves as the Plan Administrator) or PIC, and no individual acting as the delegate of the PAC or PIC, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Employers (other than the Company) will indemnify and hold harmless each member of the PAC and PIC and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the PAC or PIC against any and all expenses and liabilities, including reasonable legal fees and expenses, arising in connection with this Plan out of his or her membership on the PAC or PIC (or his or her serving as the delegate of the PAC or PIC), excepting only expenses and liabilities arising out of his or her own willful misconduct or bad faith.

7.5Withholding.

The Employer shall withhold from amounts due under this Plan, any amount necessary to enable the Employer to remit to the appropriate government entity or entities on behalf of the Participant as may be required by the federal income tax provisions of the Code, by an applicable state’s income tax provisions, and by an applicable city, county or municipality’s earnings or income tax provisions. Further, the Employer shall withhold from the payroll of, or collect from, a Participant the amount necessary to remit on behalf of the Participant any Social Security or Medicare taxes which may be required with respect to amounts deferred or accrued by a Participant hereunder, as determined by the Employer. In addition, to the extent required by Section 409A, amounts deferred under this Plan shall be reported on each Participant’s Form W-2 for the applicable tax year, and any amounts that become taxable hereunder shall be reported as taxable wages on the

Participant’s Form W-2 for the applicable tax year. All such reporting and withholding shall be performed based on the rules and procedures of Section 409A.

7.6Conformance with Section 409A.

At all times during each Plan Year, this Plan shall be operated in accordance with the requirements of Section 409A. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

ARTICLE VIII – CLAIMS PROCEDURE

8.1Claims for Benefits.

If a Participant, Beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator. If the claim for benefits is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.

8.2Appeals of Denied Claims.

Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Administrator’s decision. However, if special circumstances require an extension of time for processing the appeal, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period. In no event shall the Plan Administrator’s decision be rendered later than 120 days after receipt of a request for appeal.

8.3Limitations on Actions.

Any claim filed under this Article VIII and any action filed in state or federal court by or on behalf of a former or current Employee, Participant, Beneficiary or any other individual, person or entity (collectively, a “Petitioner”) for the alleged wrongful denial of Plan benefits or for the alleged interference with or violation of ERISA-protected rights must be brought within two years of the date the Petitioner’s cause of action first accrues. For purposes of this subsection, a cause of action with respect to a Petitioner’s benefits under the Plan shall be deemed to accrue not later than the earliest of (i) when the Petitioner has received the calculation of the benefits that are the subject of the claim or legal action (ii) the date identified to the Petitioner by the Plan Administrator on which payments shall commence, or (iii) when the Petitioner has actual or constructive knowledge of the facts that are the basis of his claim. For purposes of this subsection, a cause of action with respect to the alleged interference with ERISA-protected rights shall be deemed to accrue when the claimant has actual or constructive knowledge of the acts that are alleged to interfere with ERISA-protected rights. Failure to bring any such claim or cause of action within this two-year time frame shall preclude a Petitioner, or any representative of the Petitioner, from filing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described in Section
8.2 shall have no effect on this two-year time frame.

8.4Restriction on Venue.

Any claim or action filed in court or any other tribunal in connection with the Plan by or on behalf of a Petitioner (as defined in Section 8.3 above) shall only be brought or filed in the United States District Court for the Southern District of New York.

ARTICLE IX – AMENDMENT AND TERMINATION

9.1Amendment to the Plan.

(a)The Company, or its delegate, has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the terms and conditions of Equalized Automatic Retirement Contributions, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the balance of a Participant’s ARC Equalization Account as of the date such amendment is adopted. In addition, the Company shall have the limited right to amend the Plan at any time, retroactively or otherwise, in such respects and to such extent as may be necessary to fully qualify it under existing and applicable laws and regulations, and if and to the extent necessary to accomplish such purpose, may by such amendment decrease or otherwise affect benefits to which Participants may have already become entitled, notwithstanding any provision herein to the contrary.

(b)The Company’s right to amend the Plan shall not be affected or limited in any way by a Participant’s Separation from Service, death or disability. Prior practices by the Company or an Employer shall not diminish in any way the rights granted the Company under this Section. Also, it is expressly permissible for an amendment to affect less than all of the Participants covered by the Plan.

(c)Any amendment shall be in writing and adopted by the Company or by any officer of the Company who has authority or who has been granted or delegated the authority to amend this Plan. An amendment or restatement of this Plan shall not affect the validity or scope of any grant or delegation of such authority, which shall instead be solely determined based upon the terms of the grant or delegation (as determined under applicable law). All Participants and Beneficiaries shall be bound by such amendment.

(d)Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.

9.2Termination of Plan.

(a)The Company expects to continue this Plan, but does not obligate itself to do so.

The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State within the United States). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s ARC Equalization Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ ARC Equalization Accounts will be distributed.

(b)This Section is subject to the same restrictions related to compliance with Section 409A that apply to Section 9.1. In accordance with these restrictions, the Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a Change in Control (as defined in Section 409A), and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control (as defined in Section 409A) as is permissible under Section 409A. The previous sentence contains the exclusive terms under which a distribution may be made in connection with any Change in Control with respect to deferrals made under this 409A Program.

ARTICLE X – MISCELLANEOUS

10.1Limitation on Participant Rights.

Participation in this Plan does not give any Participant the right to be retained in the Employer's or Company's employ (or any right or interest in this Plan or any assets of the Company or Employer other than as herein provided). The Company and Employer reserve the right to terminate the employment of any Participant without any liability for any claim against the Company or Employer under this Plan, except for a claim for payment of benefits as provided herein.

10.2Unfunded Obligation of Individual Employer.

The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Participant’s individual Employer. Nothing contained in this Plan requires the Company or Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Employer asset. This Plan creates only a contractual obligation on the part of a Participant’s individual Employer, and the Participant has the status of a general unsecured creditor of his or her Employer with respect to benefits granted hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Employer. No other Employer guarantees or shares such obligation, and no other Employer shall have any liability to the Participant or his or her Beneficiary. In the event a Participant transfers from the employment of one Employer to another, the former Employer shall transfer the liability for benefits made while the Participant was employed by that Employer to the new Employer (and the books of both Employers shall be adjusted appropriately).

10.3Other Benefit Plans.

This Plan shall not affect the right of any Eligible Employee or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by any Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax-favored treatment.

10.4Receipt or Release.

Any payment to a Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Employer and the Company, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.5Governing Law.

This Plan shall be construed, administered, and governed in all respects in accordance with ERISA and, to the extent not preempted by ERISA, in accordance with the laws of the State of New York. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.6Adoption of Plan by Related Employers.

The Plan Administrator may select as an Employer any division of the Company, as well as any member of the PepsiCo Organization, and permit or cause such division or organization to adopt the Plan. The selection by the Plan Administrator shall govern the effective date of the adoption of the Plan by such related Employer. The requirements for Plan adoption are entirely within the discretion of the Plan Administrator and, in any case where the status of an entity as an Employer is at issue, the determination of the Plan Administrator shall be absolutely conclusive.

10.7Rules of Construction.

The provisions of this Plan shall be construed according to the following rules:

(a)Gender and Number. Whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other (or others).

(b)Examples. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

(c) Compounds of the Word “Here” . The words "hereof", “herein”, "hereunder" and other similar compounds of the word "here" shall mean and refer to the entire Plan, not to any particular provision or section.

(d)Effect of Specific References. Specific references in the Plan to the Plan Administrator’s discretion shall create no inference that the Plan Administrator’s discretion in any other respect, or in connection with any other provisions, is less complete or broad.

(e)Subdivisions of the Plan Document. This Plan document is divided and subdivided using the following progression: articles, sections, subsections, paragraphs, subparagraphs and clauses. Articles are designated by capital roman numerals. Sections are designated by Arabic numerals containing a decimal point. Subsections are designated by lower-case letters in parentheses. Paragraphs are designated by Arabic numbers in parentheses. Subparagraphs are designated by lower-case roman numerals in parenthesis. Clauses are designated by upper-case letters in parentheses. Any reference in a section to a subsection (with no accompanying section reference) shall be read as a reference to the subsection with the specified designation contained in that same section. A similar reading shall apply with respect to paragraph references within a subsection and subparagraph references within a paragraph.

(f)Invalid Provisions. If any provision of this Plan is, or is hereafter declared to be void, voidable, invalid or otherwise unlawful, the remainder of the Plan shall not be affected thereby.

10.8Successors and Assigns; Nonalienation of Benefits.

This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the ARC Equalization Account of a Participant are not (except as provided in Sections 5.5) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company or any Employer. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the ARC Equalization Account of a Participant. Any such payment shall be charged against and reduce the Participant’s ARC Equalization Account.

10.9Facility of Payment.

Whenever, in the Plan Administrator's opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Employer to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

ARTICLE XI – ERISA PLAN STRUCTURE

This Plan document encompasses two separate plans within the meaning of ERISA, as set forth in Sections 11.1 and 11.2 below. These two plans are severable for any and all purposes as directed by the Company.

11.1Excess Benefit Plan.

An excess benefit plan within the meaning of ERISA section 3(36), maintained solely for the purpose of providing benefits for Savings Plan participants in excess of the limitations on benefits imposed by Code section 415.

11.2Excess Compensation Top Hat Plan.

A plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA sections 201(2) and 401(a)(1). The plan provides benefits for Savings Plan participants in excess of the limitations imposed by Code section 401(a)(17) on benefits under the Savings Plan (after taking into account any benefits under the Excess Benefit Plan).

11.3Allocation of Benefits Among Plans.

Benefits under this Plan shall be allocated first to the Excess Benefit Plan, to the extent of benefits paid for the purpose indicated in Section 11.1 above, and then any remaining benefits shall be allocated to the Excess Compensation Top Hat Plan.

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ARTICLE XII – SIGNATURE

The PepsiCo Automatic Retirement Contribution Equalization Plan, as amended and restated, is hereby adopted as of this 11th day of December, 2023, to be effective as of January 1, 2023 or as otherwise stated herein.

PEPSICO, INC.

By: /s/ Becky Schmitt
Becky Schmitt
Executive Vice President and
Chief Human Resources Officer

Date: December 11, 2023

Law Department Approval

By:     /s/ Jeffrey A. Arnold
Jeffrey A. Arnold
Legal Director, Employee Benefits Counsel
Date: December 11, 2023

APPENDIX A – MERGER OF PBG SUPPLEMENTAL SAVINGS PLAN

A.1Scope.

This Article sets forth special provisions applicable to amounts earned under the PBG Supplemental Savings Plan (“PBG Plan”) prior to the merger of that plan with and into this Plan. Amounts earned under the PBG Plan prior to the merger shall be credited to a subaccount of the Participant’s ARC Equalization Account (“PBG Plan Subaccount”). All other defined terms used herein shall have the meaning assigned to such term under Article II unless otherwise indicated.

A.2Provisions Applicable to Amounts Earned Under PBG Plan.

Except as otherwise set forth in this Section A.2, the terms and conditions applicable to a Participant’s PBG Plan Subaccount are governed by the prior document for the PBG Plan.

(a)Investment Mapping. A Participant’s PBG Plan Subaccount shall be mapped to the phantom investment options that are available for Equalized Automatic Retirement Contributions under Article V of this Plan according to the same mapping method that will apply for purposes of transferring the Participants’ account balance under the PBG Savings Plan to the investment options available under the Savings Plan, except as otherwise provided by the Plan Administrator. Once the Participant’s PBG Plan Subaccount balance has been mapped as provided in the preceding sentence, the PBG Plan Subaccount shall be subject to the investment provisions set forth in Article V.

(b)Phantom PepsiCo Common Stock Fund. Notwithstanding subsection (a) above, the portion of a Participant’s PBG Plan Subaccount that is invested in the phantom PepsiCo Common Stock Fund shall not be subject to mapping, but instead shall remain invested in the phantom PepsiCo Common Stock Fund until such time as the Participant makes a reinvestment election. Thereafter, such portion of the Participant’s PBG Plan Subaccount shall remain eligible for investment and reinvestment in the phantom PepsiCo Common Stock Fund

(notwithstanding any restrictions on investment in the phantom PepsiCo Common Stock Fund that may apply generally under Article V) in accordance with procedures established by the Plan Administrator for this purpose.

(c)Time and Form of Payment. A Participant’s PBG Plan Subaccount shall be paid on the first day of the calendar month following the Distribution Valuation Date that next follows the earliest of the following:

(1)The Participant’s Separation from Service;

(2)The Participant’s death; or

(3)A change in control of the Participant’s Employer (other than the successor to the Pepsi Bottling Group, Inc.), as defined in Section 409A.

Distributions upon Separation from Service under this subsection shall be subject to Section 6.5 (Delay for Key Employees), except that no priority shall be given to Section 6.4.

(d)Phantom PepsiCo Common Stock Fund Restrictions. To the extent necessary to ensure compliance with Rule 16b-3(f) of the Securities Exchange Act of 1934 (the “Act”), the Company may arrange for tracking of any such transaction defined in Rule 16b-3(b)(1) of the Act involving the phantom PepsiCo Common Stock Fund and the Company may bar any such transaction to the extent it would not be exempt under Rule 16b-3(f). The Company will impose blackout periods pursuant to the requirements of the Sarbanes-Oxley Act of 2002 whenever the Company determines that circumstances warrant. Further, the Company may impose quarterly blackout periods on insider trading in the Phantom PepsiCo Common Stock Fund as need (as determined by the Company), timed to coincide with the release of the Company’s quarterly earnings reports. The commencement and termination of these blackout periods in each quarter, the parties to which they apply and the activities they restrict shall be as set forth in the official insider trading policy promulgated by the Company from time to time.

(e)Impact of Securities Law on Distributions. The provisions of (d) above and this subparagraph (e), shall apply in determining whether a Participant’s distribution shall be delayed beyond the date applicable under Article VI of the Plan.

(i)In General. This Plan is intended to be a formula plan for purposes of Section 16 of the Act. Accordingly, in the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b- 3(d) or (e) of the Act, if it were approved by the Company’s Board of Directors or the Compensation Committee (“Board Approval”), it is intended that the Plan shall be administered by delegates of the Compensation Committee, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.

(ii)Approval of Distributions. This subsection shall govern the distribution of a deferral that (i) is wholly or partly invested in the Phantom PepsiCo Common Stock Fund at the time the deferral would be valued to determine the amount of cash to be distributed to a Participant, (ii) was not covered by an agreement, made at the time of the Participant’s original phantom investment election, that any investments in the phantom PepsiCo Common Stock Fund would, once made, remain in that fund until distribution, (iii) is made to a Participant who is subject to Section 16 of the Act at the time the interest in the phantom PepsiCo Common Stock Fund would be liquidated in connection with the distribution, and (iv) if paid at the time the distribution would be made without regard to this subsection, could result in a violation of Section 16 of the Act because there is an opposite way transaction that would be matched with the liquidation of the Participant’s interest in the phantom PepsiCo Common Stock Fund (either as a “discretionary transaction,” within the meaning of Rule 16b- 3(b)(1), or as a regular transaction, as applicable) (a “Covered Distribution”). In the case of a Covered Distribution, if the liquidation of the Participant’s interest in the phantom PepsiCo Common Stock Fund in connection with the distribution has not received Board Approval by the time the distribution would be made if it were not a Covered Distribution, or if it is a discretionary transaction, then the actual distribution to the Participant shall be delayed only until the earlier of:

(1)In the case of a transaction that is not a discretionary transaction, Board Approval of the liquidation of the Participant’s interest in the phantom PepsiCo Common Stock Fund in connection with the distribution, and

(2)The date the distribution would no longer violate Section 16 of the Act, e.g., when the Participant is no longer subject to Section 16 of the Act, when the balance related to the distribution is no longer invested in the phantom PepsiCo Common Stock Fund, or when the time between the liquidation and an opposite way transaction is sufficient.

APPENDIX B – GUIDING PRINCIPLES REGARDING BENEFIT PLAN COMMITTEE APPOINTMENTS

B.1Scope.

This Article B supplements the Plan document with respect to the appointment of the members of the PAC and PIC.

B.2General Guidelines.

To be a member of the PAC or the PIC, an individual must:

(a)Be an employee of the PepsiCo Organization at a Leadership Group 1 or above level,

(b)Be able to give adequate time to committee duties, and

(c)Have the character and temperament to act prudently and diligently in the exclusive interest of the Plan’s participants and beneficiaries.

B.3PAC Guidelines.

In addition to satisfying the requirements set forth in Section B.2, the following guidelines will also apply to the PAC membership:

(a)Each member of the PAC should have experience with benefit plan administration or other experience that can readily translate to a role concerning ERISA plan administration,

(b)The membership of the PAC as a whole should have experience and expertise with respect to the administration of ERISA health and welfare and retirement plans, and

(c)Each member of the PAC should be capable of prudently evaluating the reasonableness of expenses that are charged to the Plan.

B.4PIC Guidelines.

In addition to satisfying the requirements set forth in Section B.2, the following guidelines will also apply to the PIC membership:

(a)Each member of the PIC should have experience in the areas of investment or finance, and

(b)The membership of the PIC as a whole should have experience and expertise with respect to evaluating investment options for unfunded ERISA benefit plans.

B.5Additional Information.

The Chairs of the PAC and PIC may seek information from Company personnel, including the Controller, CFO and CHRO, in connection with their identification of well qualified candidates for committee membership.

B.6Role of the Guidelines.

The foregoing guidelines in this Article B are intended to guide the Chairs of the PIC and the PAC in the selection of committee members; however, they neither diminish nor enlarge the legal standard applicable under ERISA, as applicable.

APPENDIX ARTICLE C - PIRP TRANSFER PARTICIPANTS

C.1Scope:

This Article provides special rules for calculating the benefit of an individual who is a “PIRP Transfer Participant” under Section C.2 below. The benefit of a PIRP Transfer Participant shall be determined under Section C.3 below. Once a benefit is determined for a PIRP Transfer Participant under this Article, such benefit shall be subject to the Plan’s normal conditions and shall be paid in accordance with the Plan’s normal terms. The provisions of this Article are effective January 1, 2016 (but they may take into account years that precede January 1, 2016).

C.2Definitions Related to PIRP Transfer Participants:

The following definitions apply for purposes of this Article.

(a)“PIRP-DC” is the portion of the PepsiCo International Retirement Program that provides a program of defined contributions.

(b)“PIRP-DC Employer” is the Company or an affiliate of the Company that is an “Employer” under the terms of PIRP-DC.

(c)“PIRP-DC Salary” is compensation that qualifies as “Salary” under the terms of PIRP-DC.

(d)“PIRP-DC Service” is service that qualifies as “Service” under the terms of PIRP-DC.

(e)A “PIRP Transfer Participant” is an individual who is described in paragraph (1) or (2) below.

(1)Incoming PIRP Transfer Participant: An individual – (i) who is employed during a year (including a year preceding 2016) by a PIRP-DC Employer in a position that is eligible to accrue benefits under PIRP-DC (or would be eligible if Section 9.14 of PIRP-DC did not apply), (ii) who is then transferred by the Company during the year from such position to a position that qualifies the individual to be an ARC Eligible Employee under the Savings Plan, (iii) whose PIRP-DC accrual for the Year of Transfer is blocked by Section 9.14 of PIRP-DC, (iv) who would otherwise be entitled to a PIRP-DC benefit enhancement for the Year of Transfer that relates to PIRP-DC Salary or PIRP-DC Service for the year of the transfer, and (v) whose PIRP-DC benefit was not already paid out by December 1, 2016 (but disregarding any such paid-out PIRP-DC benefit for this purpose that the PIRP-DC Vice President determines should be treated under this clause as if it had not been paid out).

(2)Outgoing PIRP Transfer Participant: An individual – (i) who is employed during a year (including a year preceding 2016) by an Employer in a position that qualifies to be an ARC Eligible Employee under the Savings Plan, (ii) who is then transferred by the Company during the year from such position to a position that is eligible to accrue benefits under PIRP-DC (or would be eligible if Section 9.14 of PIRP-DC did not apply), (iii) whose PIRP-DC accrual for the Year of Transfer is blocked by Section 9.14 of PIRP-DC, (iv) who would otherwise be entitled to a PIRP-DC benefit enhancement for the Year of Transfer that relates to PIRP- DC Salary or PIRP-DC Service for the year of the transfer, and (v) whose PIRP-DC benefit was not already paid out by December 1, 2016 (but disregarding any such paid-out PIRP-DC benefit for this purpose that the PIRP-DC Vice President determines should be treated under this clause as if it had not been paid out).

(f)The “PIRP-DC Vice President” is the Company executive who has the role of the “Vice President” under the terms of PIRP-DC.

(g)A “U.S. Person” is an individual who is classified as a “U.S. Person” under the terms of PIRP-DC.

(h)“Year of Transfer” is the year in which a transfer described in subsection

(e) above occurs.

C.3Benefit Formula for PIRP Transfer Participants:

Except as provided in this Section C.3, a PIRP Transfer Participant’s benefit under the Plan shall be determined using a calculation methodology that is substantially similar to that which applies under Section 4.1 of the Plan.

(a)Total Automatic Retirement Contribution for PIRP Transfer Participant: Notwithstanding the preceding sentence, a PIRP Transfer Participant’s “Total Automatic Retirement Contribution” (as defined in Section 4.1(a) of the Plan) shall be calculated as if he were an eligible employee under the Savings Plan for the entire Year of Transfer, and as if he received Years of Entitlement Service and Eligible Pay under the Savings Plan for the Year of Transfer equal to – (i) his actual Years of Entitlement Service and Eligible Pay under the Savings Plan for the Year of Transfer, increased by (ii) any other compensation and service for the Year of Transfer that would have been recognized as PIRP-DC Salary and PIRP DC Service, if Section 9.14 of PIRP-DC did not apply for the Year of Transfer. In determining Years of Entitlement Service and Eligible Pay under the prior sentence, no compensation or service shall be taken into account more than once.

(b) Calculation of PIRP Transfer Participant’s Benefit : The PIRP Transfer Participant’s benefit under the Plan shall be calculated as of each relevant payroll date under the Savings Plan by reducing his Total

Automatic Retirement Contribution as determined under subsection (a) above by the reductions that are normally applicable under Article IV for such payroll date.